CERTIFICATE OF
                 AMENDMENT OF CERTIFICATE OF INCORPORATION
                                    OF
                   KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                May 6, 1994
                  ______________________________________

    Kansas City Southern Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST, that at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments of the Corporation's Certificate of Incorporation, declaring the amendments to be advisable and directing that the proposed amendments be considered at the annual meeting of stockholders of the Corporation. Said amendments amend the first paragraph of paragraph "FOURTH" of the Corporation's Certificate of Incorporation so that as amended that paragraph reads as follows:

          FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is FOUR HUNDRED TWO MILLION EIGHT HUNDRED FORTY THOUSAND (402,840,000) shares, of which Eight Hundred Forty Thousand (840,000) shares having a par value of $25 each shall be Preferred Stock, Two Million (2,000,000) shares having a par value of $1 each shall be New Series Preferred Stock, and Four Hundred Million (400,000,000) shares having a par value of $0.01 each shall be Common Stock.

    SECOND, that thereafter, pursuant to resolution of the Corporation's Board of Directors, the regular annual meeting of the stockholders of the Corporation was duly called and held, upon notice, such notice describing such amendments, in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting in excess of the necessary number of shares as required by statute and the Certificate of Incorporation (including the necessary number of shares of each class of stock, where class votes were required) were voted in favor of the amendments.

    THIRD, that said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    FOURTH, that the capital of the Corporation shall not be reduced by reason of said amendments.


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Kansas City Southern Industries, Inc.
Certificate of Amendment
May 6, 1994


    IN WITNESS WHEREOF, Kansas City Southern Industries, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Richard P. Bruening, Senior Vice President and General Counsel, and Sherry Cooper its Assistant Secretary as of the date first written above.



                            /s/ Richard P. Bruening
                         Richard P. Bruening
                         Senior Vice President and General Counsel

ATTEST:
                            /s/ Sherry K. Cooper
[CORPORATE SEAL]         Sherry K. Cooper
                         Assistant Secretary






























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